Exhibit 99.1

MARKETAXESS REPORTS THIRD QUARTER 2019 RECORD REVENUES

OF $131.6 MILLION, RECORD OPERATING INCOME OF $66.0 MILLION AND

RECORD DILUTED EPS OF $1.42

Third Quarter Financial Highlights*

•	Record revenues of $131.6 million, up 30%

•	Record operating income of $66.0 million, up 42%

•	Record diluted EPS of $1.42, up 39% from $1.02

•	Record trading volume of $528.7 billion, up 37%

•	Record Open TradingTM volume of $141.7 billion, up 61%

•	Record estimated U.S. high-grade market share of 20.2%

*	All comparisons versus third quarter 2018.

NEW YORK, October 23, 2019 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended September 30, 2019.

“Broad-based growth in trading volumes across all major products and geographic regions drove record results in the third quarter as dealers and investors continue to embrace new solutions for credit trading automation,” said Rick McVey, Chairman and CEO of MarketAxess. “In addition to the acceleration of growth in current products, we are excited about new growth opportunities in U.S. Treasury trading, portfolio trading and Live Markets. Our investment in new technology solutions and products for our clients continues to grow while at the same time we produced operating margins in excess of 50% during the third quarter.”

Third Quarter Results

Total revenues for the third quarter of 2019 increased 29.7% to $131.6 million, compared to $101.4 million for the third quarter of 2018. Operating income was $66.0 million, compared to $46.4 million for the third quarter of 2018, an increase of 42.1%. Operating margin was 50.1%, compared to 45.8% for the third quarter of 2018. Net income totaled $54.0 million, or $1.42 per share on a diluted basis, compared to $38.6 million, or $1.02 per share, for the third quarter of 2018.

Commission revenue for the third quarter of 2019 increased 32.4% to $119.9 million, compared to $90.5 million for the third quarter of 2018. Variable transaction fees increased 45.5% to $96.0 million on total trading volume of $528.7 billion for the third quarter of 2019, compared to variable transaction fees of $66.0 million on total trading volume of $385.5 billion for the third quarter of 2018. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 20.2% for the third quarter of 2019, compared to an estimated 17.5% for the third quarter of 2018.

All other revenue, which consists of information services, post-trade services and other revenue, increased to $11.7 million, compared to $10.9 million for the third quarter of 2018. The increase in all other revenue was principally due to higher revenue from data sales and post-trade services, partially offset by the unfavorable impact of the stronger U.S. dollar of $0.5 million.

Total expenses for the third quarter of 2019 increased 19.3% to $65.6 million, compared to $55.0 million for the third quarter of 2018. The increase in total expenses was largely due to higher employee compensation and benefit costs, mainly due to an increase in headcount, of $6.4 million, technology and communications expense of $1.5 million, professional and consulting fees of $1.3 million, general and administrative costs of $1.0 million and clearing costs of $1.0 million.

Other income was $1.4 million for each of the third quarters of 2019 and 2018.

The effective tax rate for the third quarter of 2019 was 19.8%, compared to 19.3% for the third quarter of 2018.

Employee headcount was 511 as of September 30, 2019 compared to 444 as of September 30, 2018.

Dividend

The Company’s board of directors declared a cash dividend of $0.51 per share of common stock outstanding, to be paid on November 20, 2019 to stockholders of record as of the close of business on November 6, 2019.

Share Repurchases

A total of 7,500 shares were repurchased in the third quarter of 2019 at a cost of $2.8 million.

Balance Sheet Data

As of September 30, 2019, total assets were $855.0 million and included $556.2 million in cash, cash equivalents and investments. Total stockholders’ equity as of September 30, 2019 was $694.6 million.

Guidance for 2019

The Company is reconfirming its full year 2019 expense guidance range of $244.0 million to $256.0 million. The expense guidance range excludes any post-acquisition impact of the LiquidityEdge transaction. The Company is also reconfirming its full year 2019 overall effective tax rate of 20.5% to 22.5%. Finally, the Company is updating its full year 2019 capital expenditure guidance range to $31.0 million to $33.0 million, up from $25.0 million to $30.0 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Tony DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, October 23, 2019 at 10:00 a.m. EST. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The passcode for replay callers is 1878106. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A record $1.7 trillion of U.S. investment-grade bonds, U.S. high-yield bonds, emerging market debt, Eurobonds and other fixed income securities traded through MarketAxess’ patented trading technology in 2018. The global community of 1,600 firms trading on MarketAxess today include the world’s leading asset managers and institutional broker-dealers. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess enables automated trading solutions and, through its Trax® division, provides a range of pre- and post-trade services and products.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new and existing laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

David Cresci	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6027	+1-917-239-6726

Mary Sedarat
MarketAxess Holdings Inc.
+1-212-813-6226

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$119,869	$90,513	$346,753	$289,398
Information services	7,693	7,174	22,215	21,170
Post-trade services	3,784	3,475	11,840	11,671
Other	251	281	770	882

Total revenues	131,597	101,443	381,578	323,121

Expenses
Employee compensation and benefits	32,681	26,282	97,962	81,315
Depreciation and amortization	6,700	6,173	19,127	17,232
Technology and communications	7,381	5,879	19,637	17,451
Professional and consulting fees	7,018	5,685	19,145	16,168
Occupancy	2,802	3,528	8,549	10,332
Marketing and advertising	2,506	2,980	8,472	8,580
Clearing costs	2,782	1,760	7,969	5,497
General and administrative	3,762	2,744	10,686	7,927

Total expenses	65,632	55,031	191,547	164,502

Operating income	65,965	46,412	190,031	158,619
Other income (expense)
Investment income	2,211	1,635	6,296	4,186
Other, net	(838)	(250)	(860)	(785)

Total other income	1,373	1,385	5,436	3,401

Income before income taxes	67,338	47,797	195,467	162,020
Provision for income taxes	13,336	9,203	40,838	34,999

Net income	$54,002	$38,594	$154,629	$127,021

Per Share Data:
Net income per common share
Basic	$1.46	$1.04	$4.17	$3.44
Diluted	$1.42	$1.02	$4.08	$3.36

Cash dividends declared per common share	$0.51	$0.42	$1.53	$1.26

Weighted-average common shares:
Basic	37,066	36,951	37,053	36,952
Diluted	37,995	37,828	37,913	37,859

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$45,409	$32,385	$130,824	$107,553
Other credit [1]	50,009	33,088	143,276	108,280
Liquid products [2]	567	482	1,739	1,553

Total transaction fees	95,985	65,955	275,839	217,386

Distribution Fees
U.S. high-grade	17,777	18,032	53,238	53,520
Other credit[1]	5,986	6,385	17,318	17,967
Liquid products[2]	121	141	358	525

Total distribution fees	23,884	24,558	70,914	72,012

Total commissions	$119,869	$90,513	$346,753	$289,398

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$181	$162	$169	$161
U.S. high-grade - floating-rate	56	91	66	94
Total U.S. high-grade	173	157	163	156
Other credit	196	198	194	199
Liquid products	49	39	44	40
Total	182	171	174	171

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid products includes U.S. agencies and European government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	September 30, 2019	December 31, 2018
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$320,527	$246,322
Investments, at fair value	235,625	240,105
Accounts receivable, net	72,812	57,535
Goodwill and intangible assets, net	62,387	62,675
Furniture, equipment, leasehold improvements and capitalized software, net	66,531	63,010
Operating lease right-of-use assets	75,390	—
Prepaid expenses and other assets	18,591	22,468
Deferred tax assets, net	3,163	3,424

Total assets	$855,026	$695,539

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$35,082	$39,053
Income and other tax liabilities	13,274	16,432
Deferred revenue	3,731	2,810
Accounts payable, accrued expenses and other liabilities	16,285	29,366
Operating lease liabilities	92,031	—

Total liabilities	160,403	87,661

Stockholders’ equity
Common stock	122	122
Additional paid-in capital	343,543	341,860
Treasury stock	(196,402)	(184,962)
Retained earnings	560,164	463,252
Accumulated other comprehensive loss	(12,804)	(12,394)

Total stockholders’ equity	694,623	607,878

Total liabilities and stockholders’ equity	$855,026	$695,539

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$54,002	$38,594	$154,629	$127,021
Add back:
Interest expense	—	—	—	—
Provision for income taxes	13,336	9,203	40,838	34,999
Depreciation and amortization	6,700	6,173	19,127	17,232

Earnings before interest, taxes, depreciation and amortization	$74,038	$53,970	$214,594	$179,252

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$67,692	$67,994	$176,794	$153,812
Exclude: Net change in trading investments	9,225	(9,959)	371	(6,671)
Less: Purchases of furniture, equipment and leasehold improvements	(2,569)	(7,786)	(8,683)	(23,821)
Less: Capitalization of software development costs	(6,553)	(2,635)	(13,863)	(9,171)

Free cash flow	$67,795	$47,614	$154,619	$114,149

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$245,027	$191,950	$753,885	$643,781
U.S. high-grade - floating-rate	16,918	14,066	50,830	43,739

Total U.S. high-grade	261,945	206,016	804,715	687,520
Other credit	255,097	166,990	738,091	544,614
Liquid products	11,661	12,505	39,111	39,134

Total	$528,703	$385,511	$1,581,917	$1,271,268

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$4,093	$3,270	$4,280	$3,657
Other credit	3,972	2,641	3,921	2,893
Liquid products	182	198	208	208

Total	$8,247	$6,109	$8,409	$6,758

Number of U.S. Trading Days [1]	64	63	188	188
Number of U.K. Trading Days [2]	65	64	189	189

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties.